Exhibit 10.17

Terms Schedule to Employment Agreement of Mr. Kevin Davis

Name	Mr. Kevin Davis

Position

You will serve as President and Chief Executive Officer of New Man Financial.

New Man Financial will cause you to be appointed to the Board on or before the IPO and use all reasonable efforts to cause you to be nominated for re-election each time your term expires during your employment. You agree to serve as a member of the Board, as well as a member of any Board committee to which you may be elected or appointed. You also agree that you will be deemed to have resigned from the Board and each Board committee voluntarily, without any further action by you, as of the end of your employment.

Your employment will be based in New York, New York.

Reporting, Authority and Responsibilities	You will be the most senior officer of New Man Financial and will report only to the Board.

Other Activities

Starting Salary	$1,000,000 per year (with future salary increases to be established by the Board).

Bonus	Your Bonus will be determined based on the achievement of individual and company performance goals under the terms of the applicable bonus plans or programs established by the Board (or a committee of the Board).

IPO Stock

$25 million, based on the price per share in the IPO.

In addition, a discretionary award may be made, in the absolute discretion of the Remuneration Committee of Man Group plc, of an amount of up to $5m of IPO Stock, dependent upon, inter alia, the successful execution and applicable terms of the IPO and the management of the business of Man Financial during that process.

The IPO Stock will vest in full on the third anniversary of the date of grant.

IPO Options	In respect of shares of having a value of $30 million, based on the price per share in the IPO.

Terms Schedule for Mr. Kevin Davis

In addition, a discretionary award may be made, in the absolute discretion of the Remuneration Committee of Man Group plc, of an amount of up to $5m of IPO Options, dependent upon, inter alia, the successful execution and applicable terms of the IPO and the management of the business of Man Financial during that process.

The IPO Options will have an exercise price equal to the price per share in the IPO and will vest ratably in equal installments on each of the first, second and third anniversaries of the date of grant.

Severance Period	Your Severance Multiplier will be 3.

Additional Employment Event

If before an IPO has been closed, Man Group plc effects (or enters into an agreement to effect) a transaction following which Man Group plc would not retain at least a majority interest in both (A) the ordinary voting power relating to the Man Financial Businesses and (B) the revenues and profits relating to the Man Financial Businesses (a “Pre-IPO Sale”), whether or not you terminate employment, you will be entitled to a cash payment in an amount equal to the sum of (1) your Accrued Bonus and (2) the value of the IPO Stock that would have otherwise been awarded to you pursuant to Section 5(c)(1), with any increase to the IPO Stock to be calculated based on a Market Cap measured as of the date of the consummation of the Pre-IPO Sale (the “Contingent Payment”).

The payment referred to in the preceding paragraph will be paid at the time of a Pre-IPO Sale and is in addition to any benefits you are entitled to under any other employment agreement and any other severance or similar rights you may have with Man Group plc or any of its affiliates. Upon the consummation of a Pre-IPO Sale, (1) all of the provisions of this Agreement will terminate and there will be no liability of any kind under this Agreement other than with respect to the Contingent Payment and any payments you may be entitled to pursuant to Section 10 of the Agreement in connection with, or arising out of, the Pre-IPO Sale, (2) you will no longer be subject to any post-termination restrictions on competition or solicitation (other than any customary confidentiality provisions) and (3) you will become an “at will” employee, such that you, Man Group plc and any other member of the Group with which you are employed may terminate your employment at any time, for any reason or no reason, without any requirement for notice or payment in lieu of notice, except as otherwise (and to the minimum extent) required by applicable local law.

Terms Schedule for Mr. Kevin Davis

It is agreed that (1) this provision is not conditioned on the IPO closing, (2) notwithstanding Section

2(c), Man Group plc will continue to be responsible for all payments and benefits provided for in this Additional Employment Event section until the closing of the IPO and (3) any termination of your employment in contemplation of a Pre-IPO Sale will not affect the operation of this Additional Employment Event section.

All provisions of the Additional Employment Event portion of this Schedule will terminate on the earlier of (1) the closing of the IPO (except to the limited extent provided in the following sentence) or (2) December 31, 2007 (unless a Pre-IPO Sale is pending at that time, in which case the provisions of the Additional Employment Event Portion of this Schedule will continue until December 31, 2008). It is further agreed that, notwithstanding Section 2(c), Man Group plc will be responsible for any breach of Section 5(c).

Non-Competition Period	1 year after your employment (except as provided in Additional Employment Event)

Non-Solicitation Period for Clients	1 year after your employment (except as provided in Additional Employment Event)

Non-Solicitation Period for Employees	1 year after your employment (except as provided in Additional Employment Event)